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                                                                   EXHIBIT 10.21


[BANKCAL LOGO]
THE BANK OF CALIFORNIA


October 27, 1995

THE GOOD GUYS-CALIFORNIA, INC.
7000 Marina Blvd.
Brisbane, California 94005

Attn: Robert Gunst, Chief Executive Officer

      Re: $10,000,000.00 Optional Advance Facility

Dear Bob:

The Bank of California, N.A. (the "Bank") is pleased to offer to The Good Guys-California, Inc., a California corporation ("Borrower") an optional advance facility (the "Facility") in the maximum principal amount of the lessor of (a) TEN MILLION AND NO/100 DOLLARS ($10,000,000.00); or (b) the difference between (i) the Maximum Available Amount (defined below) and (ii) the sum of
(1) all principal outstanding under the Credit Agreement (defined below); and
(2) all principal outstanding outside the Credit Agreement to Bank, B or A (defined below) or any other lender. The Maximum Available Amount is THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00) from February 1 through October
31 of any year, and SEVENTY FIVE MILLION AND NO/100 DOLLARS ($75,000,000.00) at all other times. The Facility, at Bank's sole option, may be available from time to time until February 28, 1997, to be governed by the terms of the enclosed Optional Advance Note ("Note"). As between Borrower and Bank, the Credit Agreement shall survive the termination thereof until the Facility terminates or is canceled; and no change thereto shall be effective with respect to Bank unless Bank so agrees in writing.

Advances under the Facility may be requested in writing, by telephone or otherwise on behalf of Borrower. Borrower shall promptly provide Bank a written confirmation of all telephone bids accepted by Borrower in accordance with the Facility Letter and Note, which confirmation shall be executed by an officer duly authorized to conduct such transactions with Bank; provided that Bank retains the right to correct any errors contained therein. If the proceeds of any advances under the Note are, at Borrower's request, to be wire-transferred to Borrower or any other individual or entity, such transfer shall be subject to all applicable laws and regulations, and the policy of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk in effect from time to time. Borrower recognizes and agrees that Bank cannot effectively determine whether a specific request purportedly made by or on behalf of Borrower is actually authorized or authentic. Borrower assumes all risks regarding the validity, authenticity and due authorization of any request purporting to be made by or on behalf of Borrower and promises to repay any sums, with interest, that are advanced by Bank pursuant to any request which Bank in good faith believes to be authorized.

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This Facility reflects the Bank's general willingness to extend credit to you, but does not involve any obligation on the part of the Bank to make funds available. Therefore, no commitment or facility fee will be charged.

Enclosed is the original Note and the Facility Letter. For the purposes of the Loan Documents, the following terms shall have the following meanings:

     "ADVANCE" means an extension of credit under the Note.

     "COVERED AMOUNT" means all or a portion of the principal amount outstanding under the Note.

     "CREDIT AGREEMENT" means that certain Credit Agreement dated as of October 27, 1995 among Borrower and Bank of America National Trust and Savings Association ("B of A") and The Bank of California, N.A.

     "FACILITY LETTER" means this Optional Advance Facility Letter dated October 27, 1995 from Bank to and accepted by Borrower, as amended from time to time.

     "LOAN DOCUMENTS" means, individually and collectively, the Facility Letter, the Note, the Credit Agreement and all other contracts, instruments, addenda and documents executed in connection with the extensions of credit which are the subject of the Facility Letter and Note.

     "MATURITY DATE" means the earlier of (i) last day of each Period, or (ii) the date Bank may make all sums of principal and interest immediately due and payable pursuant to the rights of Bank under the Note or the Credit Agreement.

      "PERIOD" means each agreed upon period of 1 to 60 days.

      "PRIME RATE" means the rate Bank announces to be in effect from time to time as Bank's prime rate. Prime Rate is a rate set by Bank based upon various factors including general economic and market conditions, that is used as a reference point for pricing certain loans. Bank may price its loans at, above, or below the Prime Rate.

      "RATE OPTION" means a rate per annum Bank quotes as the rate at which the Covered Amount for the applicable Period are available for purchase from other banks in the ordinary course of Bank's business on the first day of the applicable Period, adjusted for the then maximum reserve, capital adequacy, deposit insurance and similar requirements applicable to Bank pursuant to applicable law or regulation, and other amounts associated with Bank's costs and desired return.

      "TERMINATION DATE" means the earlier of (i) February 28, 1997; or (ii) the date Bank may make all sums of principal and interest immediately due and payable pursuant to the rights of Bank under the Note or the Credit Agreement.

Your signing and returning these documents constitutes your agreement to the terms and conditions of the Facility. This Facility Letter and Note supersede and replace in their entirety that certain Facility Letter and Note dated June 20, 1995 ("Previous Facility Letter and Note"). As of the effective date of this Facility Letter and Note, all unpaid principal, interest and other amounts accrued and outstanding under the Previous Facility Letter and Note shall for all purposes be and constitute unpaid amounts outstanding under, and evidenced by this Facility Letter and Note.

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We look forward to serving you.

Very truly yours,

THE BANK OF CALIFORNIA, N.A.

By: /s/ Wanda Headrick
   ----------------------------

Title: Vice President
      -------------------------

Accepted and Agreed:

THE GOOD GUYS-CALIFORNIA, INC.
a California corporation

By: /s/ Robert A. Gunst
   ----------------------------

Title: President and CEO
      -------------------------

Date: October 27               , 1995
     --------------------------


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                             OPTIONAL ADVANCE NOTE

$10,000,000.00                                              October 27, 1995

This signer of this Note ("Borrower") promises to pay to the order of THE BANK OF CALIFORNIA, N.A. ("Bank") at its office at 400 California Street, San Francisco, California 94104, or at such other place as Bank may designate in writing, in lawful money of the United States of America, the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), or such sums as Bank may advance from time to time in its sole discretion to Borrower, with interest on each advance under this Note form the date it is disbursed until maturity, whether scheduled or accelerated, at a fluctuating rate per annum at all times equal to the Prime Rate, unless another Rate Option is in effect as set forth herein, provided,however, that no Maturity Date shall be subsequent to the Termination Date.

The Rate Option may apply to a Covered Amount for each Period, provided, however, that such Period shall not have a maturity date subsequent to the Termination Date. For a quote of Bank's Rate Option which would apply to a Covered Amount, Borrower may call Bank's San Francisco Office at (415) 765-3641 between 8:00 a.m. and 11:00 a.m., Pacific time, on any day on which Bank's San Francisco Office is open for business to the public. If Borrower accepts the Rate Option when offered, that rate will apply to such Covered Amount for the applicable Period as follows: For maturities of 1 day to and including 60 days, the minimum Covered Amount will be One Million and No/100 Dollars ($1,000,000.00). Regardless of maturity, Covered Amounts in excess of the minimum must be in increments of at least Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).

Subject to the provisions of this Note, Borrower may repay and reborrow under this Note; provided, however, that each Advance (whether priced at the Prime Rate or the Rate Option) is payable in full on the Maturity Date, together with all accrued unpaid interest. Subject to all of the rights and remedies of the Bank hereunder, the entire outstanding principal balance and all accrued but unpaid interest shall be payable no later than the Termination Date. Interest on each Advance shall be payable on the applicable Maturity Date for each such Advance. Principal, interest, and all other sums owed Bank under this Note or any Loan Document shall be evidenced by entries in records maintained by Bank for such purpose. Each payment on and any other credits with respect to principal, interest and all other sums outstanding under this Note or any Loan Document shall be evidenced by entries in such records. Bank's records shall be conclusive evidence thereof.

Any unpaid payments of principal or interest on this Note, shall bear interest from maturity, whether scheduled or accelerated, at a fluctuating rate per annum at all times equal to the Prime Rate plus 2.0%, until paid in full, whether before or after judgment.

Bank establishes the Rate Option with the understanding it will apply to a Covered Amount for the entire scheduled Period. If for any reason Bank receives all or any portion of a Covered Amount prior to the scheduled Maturity Date of the applicable Period, then in consideration thereof, Borrower shall pay to bank on demand, liquidated damages to cover breakage costs and loss of contractual return.

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Interest shall be calculated for actual days elapsed on the basis of a 360-day year. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced in the Bank. In no event shall Borrower be obligated to pay interest at a rate in excess of the highest rate permitted by applicable law from time to time in effect.

The following shall constitute Events of Default hereunder: (a) the failure of Borrower to perform its obligations to Bank under, or the occurrence of any other default under the terms of this Note or other Loan Document; provided, however, that in the event of a conflict in the definition of Default or Events of Default in the Loan Documents and the Credit Agreement, provisions of the Loan Documents shall control; and (b) the occurrence of an event described in Section 7 of the Credit Agreement. The occurrence of an Event of Default shall make all sums of interest, principal and any other amounts owing under any Loan Documents immediately due and payable at Bank's option without notice of default, presentment on demand for payment, protest or notice of nonpayment or dishonor or any other notices or demands; and give Bank the right to exercise any other right or remedy provided by contract or applicable law.

Any failure or delay on the part of Bank in exercising any power, right or privilege under this Note or under any Loan Document shall not operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any further exercise thereof.

Borrower shall reimburse and indemnify Bank, including without limitation for attorneys' fees, as set forth in Sections 8.4 and 8.12 of the Credit Agreement. For the purpose of this provision, the term "Banks" shall refer to Bank and the term "this Agreement" shall refer to the Loan Documents.

This Note shall be governed by and construed in accordance with the law of the State of California. This Note is the Note defined in the Facility Letter of even date herewith and shall be governed by the terms thereof.


THE GOOD GUYS-CALIFORNIA, INC.,
a California corporation


By: /s/ Robert A. Gunst
    ---------------------------

Title: President and CEO
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